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Broadridge Financial Solutions Earnings Call Transcript
Broadridge Financial Solutions (NYSE:BR)
February 05, 2015 8:30 am ET
Executives
David Ng - Senior Director of Investor Relations
Richard J. Daly - Chief Executive Officer, President and Director
James M. Young - Chief Financial Officer and Corporate Vice President
Analysts
Michael Hart - Evercore ISI, Research Division
Ryan Davis - Crédit Suisse AG, Research Division
Christopher R. Donat - Sandler O'Neill + Partners, L.P., Research Division
Peter J. Heckmann - Avondale Partners, LLC, Research Division
Kyle Voigt - Keefe, Bruyette, & Woods, Inc., Research Division
Stephanie J. Davis - JP Morgan Chase & Co, Research Division
Presentation
Operator
Good morning, my name is Junisha, and I will be your conference facilitator. At this time, I would like to welcome everyone to the Broadridge Financial Solutions, Inc. [First][sic] Quarter 2015 Earnings conference call. I would like to inform you that this call is being recorded. [Operator Instructions] I would now turn the conference over to David Ng, Managing Director, Investor Relations. Please go ahead, sir.
David Ng
Thank you, Junisha. Good morning, everyone, and welcome to the Broadridge quarterly earnings call and webcast for the second quarter of fiscal year 2015. This morning, I'm here with Rich Daly, our President and Chief Executive Officer; and Jim Young, our Chief Financial Officer. The news release we issued this morning and slide presentation that accompanied today's earnings webcast can be found on the Investor Relations page at broadridge.com.
During today's conference call, we'll discuss some forward-looking statements. These statements are subject to risks, so please refer to our 2014 Form 10-K for a discussion of some of the risk factors related to any forward-looking statements.

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Our non-GAAP earnings results and guidance exclude the impact of acquisition, amortization and other costs. We believe that non-GAAP information provides investors with a more complete understanding of Broadridge's underlying operating results. A description of any non-GAAP adjustments and reconciliation to the comparable GAAP measures can be found in the earnings release.
Now let's turn to Slide 3 and review today's agenda. Rich Daly will start today's call with his opening remarks and will provide you with a summary of the financial highlights for the quarter and year-to-date of fiscal year 2015, followed by a discussion of a few key topics. Jim Young will then review the financial results in further detail. Rich will then provide some closing thoughts before the Q&A portion of the call.
Now I'll turn the call over to Rich. Rich?
Richard J. Daly
Thanks, David, and good morning, everyone. Let's begin on Slide 4 with the key points we hope that you will take away from today's call.
To start, I am pleased with our financial performance through the second fiscal quarter. Our performance was led by recurring revenues, primarily growth from Net New Business, which continues to provide momentum. I am very pleased with our recurring revenue closed sales results, which built upon the strong Q1 start and, again, reached record levels in Q2. We have seen good demand for our products and solutions consistent with the industry trends we described at our Investor Day in December.
Growing the business organically remains core to our growth strategy, and this strong performance gives us more confidence in and visibility into our future revenue growth. We are executing against our tuck-in acquisition plans that we also discussed at Investor Day. These tuck-ins add both size and scale to existing businesses and strengthen our position as a key provider of mission-critical solutions to the financial services industry.
Broadridge continues to leverage our strong sales channels with new offerings that help our clients reduce cost and enhance our ability to drive growth.
To this end in January, we announced our agreement to acquire the trade processing business of M&T Bank Corporation’s Wilmington Trust Retirement and Institutional Services unit, which complements and expands our industry-leading Matrix platform. And in December, we closed the tuck-in acquisition of TwoFour Systems, a provider of real-time foreign exchange solutions for banks and broker-dealers. In a little bit, I will talk more about these acquisitions and how they fit into the Broadridge portfolio.

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The strong results for the quarter and first half of fiscal year 2015 solidly place us on track to achieve our guidance for the full fiscal year. Accordingly, we are reaffirming our fiscal year 2015 guidance as we head into the seasonally stronger second half of our fiscal year, which historically represents over 75% of Broadridge's annual earnings.
Our full year expectations are aligned with the 3-year financial objectives we recently communicated during our Investor Day in December. During our Investor Day, we covered 3 key value creation themes including: one, our TSR performance. Broadridge has been a top quartile TSR performer since becoming a public company, and we aim to continue to be a top quartile TSR performer going forward over any multiyear period. Two, capital stewardship. Our priorities to enhance TSR through capital stewardship include a commitment to a meaningful dividend. They also include the successful execution of tuck-in acquisitions and internal product development as a component of our growth strategy. We also highlighted an enhancement to our capital stewardship, in that we are committed to increasing targeted levels of share repurchases by more effectively using our debt capacity. And three, the final theme I will highlight now. Our 3-year growth objectives. We are targeting a recurring fee CAGR of 7% to 10% and an earnings CAGR of 9% to 11%. If you have not done so already, I encourage you to review the Investor Day 2014 materials, including an audio replay, both of which can be found on our Investor Relations website.
Let's move on to Slide 5, which covers the financial highlights for our fiscal year 2015 second quarter. I am pleased with our second quarter financial performance. Recurring fee revenues were up 7%, primarily due to the contribution from Net New Business and enhanced by higher internal growth. Internal growth was driven by continued position growth in both equities and interims. Total revenues were up 10% with higher event-driven and distribution revenues. Our adjusted diluted earnings per share was $0.32 compared to $0.25 a year ago. This was an increase of 28%. Year-to-date, our adjusted diluted earnings per share was $0.62 compared to $0.64 a year ago, a decrease of 3%, which was clearly anticipated in our full year guidance given the unusually strong first quarter and first half performance last fiscal year. The solid first half of this fiscal year coupled with what we continue to see leads us to reaffirm our full year guidance including recurring revenue growth of 5% to 7%, adjusted diluted EPS of $2.42 to $2.52, recurring revenue closed sales of $110 million to $150 million and free cash flows in the range of $320 million to $370 million.
Next, I will cover closed sales performance on Slide #6. I am very pleased with our recurring revenue closed sales performance, which has been very strong year-to-date for Broadridge in fiscal year 2015. For the quarter, recurring revenue closed sales of $49 million were up 111%, which represents a record second quarter result. Year-to-date, recurring revenue closed sales of $81 million were up 112%, also a record result.

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The quarter's results include a contract with Scottrade to provide both trade processing and client communication solutions. Our sales pipeline remains robust with very good momentum. There is a lot to be excited about here. Historically, our first half closed sales represent a smaller percentage of the full year results, so I'm very pleased with our strong recurring revenue closed sales performance and remain very enthusiastic about Broadridge's ability to execute on closing pipeline transactions.
We continue to make good progress with our jointly launched Accenture Post-Trade Processing platform or APTP, as it is referred to. As I mentioned on our last earnings call, in November, APTP signed its second client with a targeted go-live date during fiscal year 2016. We have completed the first technology rollout, the Société Générale operations, including infrastructure and support services. Trade processing is expected to go live in London during fiscal year '15 and in Paris during fiscal year '16.
We continue to see strong interest from a variety of firms who see tangible opportunity to benefit from lower cost and better execution with our communications, operations and technology solutions. We feel good about our pipeline and are excited about our opportunities going forward. Broadridge continues to be well positioned in the marketplace to be the vendor of choice.
Let's move on to Slide 7 where I will discuss our recent tuck-in acquisitions. In January, we announced our agreement to acquire the trade processing business from Wilmington Trust, a subsidiary of M&T bank. The transaction is expected to add additional scale to our already industry-leading Matrix platform and expand our solutions offering and client mix in the growing retirement services market. This acquisition is expected to add approximately 35 new third-party administrator relationships and approximately $50 billion of assets under administration. Post-closing, Matrix is expected to have approximately $300 billion of assets under administration.
Our new clients from the acquisition will be able to capitalize on the capabilities and power of our open architecture platform and gain access to Broadridge's retirement communications and data analytics offerings. Although our current Matrix business model and this acquisition are very similar, there are client profile differences allowing Broadridge to further engage a growing retirement services market. Matrix today serves primarily small- and medium-sized plans through a mix -- a client mix of trust banks, TPAs and plan sponsors. M&T bank's trade processing business caters to medium and large TPAs, advisers and plan sponsors. Additionally, the business we are acquiring services nonqualified plans, including stock plans, Taft-Hartley or union plans and deferred compensation plans to name a few examples. While we have some of these types of plans today, this acquisition provides us with a deeper presence in this space, and therefore, the opportunity to leverage the combined expertise of the teams in Colorado, Arizona and Delaware for further growth.

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We expect this acquisition to close late in the third quarter of this fiscal year or the beginning of the fourth quarter, and we will update you further post-closing.
During the quarter, we completed the -- also, we completed the tuck-in acquisition of TwoFour Systems for approximately $32 million. TwoFour Systems is a provider of real-time foreign exchange solutions for banks and broker-dealers to address the rising demand for advanced foreign exchange and cash management technology among financial institutions.
Broadridge will integrate TwoFour's technology with our reconciliations and matching technologies, and we rebranded the offering as Broadridge FX and Liquidity Solutions. This new Broadridge solution will be offered through our Global Technology and Operations business. Let me extend a very warm welcome to the TwoFour team, whose talents and expertise will make Broadridge an even more valuable business partner to the financial services industry. We are truly excited about this new relationship and are delighted to welcome TwoFour's highly skilled team of associates to Broadridge. From a financial perspective, we expect this acquisition to be accretive in fiscal year 2016 on an adjusted diluted EPS basis.
These transactions clearly illustrate two key features of our successful tuck-in acquisition strategy. The acquisition of the trade processing business from M&T Bank is a bolt-on to an already successful Broadridge business, serving a larger portion of the retirement services market. We can quickly integrate the business and realize the value of the combined operation with relatively low risk.
The acquisition of TwoFour Systems presents an opportunity to add an important capability to create a compelling product proposition for existing and prospective clients who have a need to integrate the front-to-back office with straight-through processing for FX, exchange traded futures and options, metals, interest-rate derivatives and money market instruments. This product solution is a wonderful compliment to the existing suite of processing, technology and BPO services Broadridge already provides for a wide array of banks and broker clients.
We believe these transactions align very well with our expertise and should be further evidence of our commitment to deliver innovative, technology-driven solutions that help financial institutions grow their business and enhance profitability while helping to minimize risk and increase resiliency.
Now I'll turn the call over to Jim, who will talk more about the financial results.
James M. Young
Thank you, Rich. Good morning, everyone. Before moving to Slide 8 and the details of our results, let me begin with some callouts. First, with Q2 and Q2 year-to-date revenue growth of 10% and 6%, respectively, we are on pace to achieve our full year guidance of 4% to 6% total revenue growth,

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especially with the tougher year-over-year revenue comparables behind us. Adjusted EPS grew 28% in Q2 and was down 3% for the first half, which was largely in line with our previous direction on how the distribution of earnings before interest and taxes, or EBIT, would fall between the first half and the second half of the year. So we reaffirm our full year guidance for adjusted diluted EPS of $2.42 to $2.52 representing 8% to 12% growth, again, with tough first half year-over-year EPS comparables behind us.
Second, as Rich highlighted, we posted another quarter of strong sales, now up 112% for the first 6 months of the year. Similar to our commentary a quarter ago, we can expect some very modest revenue benefit in this fiscal year from new sales, but we maintain our revenue guidance. With respect to our recurring closed sales outlook, the strong first half numbers position us well to achieve our targeted range. We had meaningful contributions from large deals in the first half, and we have a good pipeline of large deals. That said, the timing of these large deals can be difficult to forecast precisely, so we maintain our range of $110 million to $150 million.
Third, foreign exchange. Foreign exchange has been a drag of about one percentage point on revenue growth year-to-date, and we expect about a one percentage point drag on revenue growth for the full fiscal year. This is embedded in our revenue guidance. As a reminder, our FX exposure is largely from the Canadian dollar and the pound sterling. Our FX expense -- exposure to the Indian rupee has helped to mitigate the net impacts of FX a bit. That said, FX will still negatively impact earnings growth by about a point for the full year.
Fourth, tax rate. We recorded a 32.8% rate for the second quarter, which translates into a 6-month year-to-date rate of 33.9%. This lower rate compared to our base rate of 35% is a function of a couple of discrete items, primarily the legislative reinstatement in December of the federal R&D tax credit for calendar year 2014. We now expect our tax rate for the full year to be about 34.5% or about 50 basis points lower than our previous guidance.
And fifth, and finally, acquisitions. As Rich discussed, we purchased TwoFour for about $32 million in an all-cash transaction. This is about a $10 million a year revenue business. We have incorporated TwoFour into our outlook, but the impact will not be material to the results for this year. Neutral on a non-GAAP EPS basis and about $0.01 dilutive on a GAAP basis. Our outlook does not include any assumptions about the impacts of the pending acquisition of the trade processing business of M&T Bank Corporation’s Wilmington Trust Retirement and Institutional Services unit. We'll update you on any impacts on the earnings call following the close of the transaction.
Now focusing on Slide 8 and starting at the top. Recurring fee revenue grew 7% as Net New Business once again contributed the majority or 4 points of that growth. Internal growth added

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another 2 points with mutual funds interim positions growth of 8%, while stock record positions grew 7%. Also, equity trades were up 9% in the quarter. Finally, rounding out the recurring fee growth, the Emerald acquisition, which will anniversary in February, contributed another point of growth.
Moving to the bottom of the page. Total revenues grew 10% with half of that coming from recurring fee growth. Low margin distribution revenues were up 16% reflecting higher event-driven activity versus the prior year. Recognizing that the second half contributes more revenue than the first half, our Q2 year-to-date recurring fee and total revenue growth of 6% is right in line with our full year guidance of 5% to 7% recurring fee growth and 4% to 6% total revenue growth despite the drag from FX.
The Q2 and Q2 year-to-date EBIT margin of 10% was in line with our expectation and puts us on track to achieve our full year margin target of 17.4% to 17.8% with the seasonally higher second-half margins to come. Once again, we had abnormally high sales, general and administrative expense growth of 18%, reflecting increased levels of investment in the business including sales capabilities. As well, we had a higher performance based compensation expenses, which are a result in part of the sales commissions associated with the 111% closed recurring sales growth in the quarter. Again, the high SG&A growth rates for Q2 and year-to-date are not representative of the expected full year growth rate for this line item.
Now turning to Slide 9 and the performance of the segments. ICS posted another quarter of double-digit recurring fee growth, 13%, with contributions from both solid Net New Business performance from our emerging and acquired products and healthy positions growth. Event-driven revenue was up versus the prior year, driven by equity proxy specials, around beneficial equity and mutual fund proxy activity. Additionally, the Emerald acquisition, which does not anniversary until February, accounted for 3 points of the 13% growth.
As a reminder from Investor Day, we have formally renamed our Securities Processing Solutions or SPS segment Global Technology and Operations or GTO. GTO revenues grew 2%. We continued to post strong recurring closed sales in GTO and strong revenue growth from new sales. As we had expected, a few losses in fiscal year 2014, primarily as a result of platform rationalization, are dampening revenue growth a bit. We also saw strong internal trade growth in equities of 9%, which is offset by lower support activity.
Let's move on to Slide 10. This is a slide we have not included in the past and represents a summary of the key metrics that Rich and I use to discuss and measure performance. We think this format can be helpful in communicating our current outlook succinctly and more efficiently than we did

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previously across several slides. To orient you, the column on the left here shows the outlook we provided at our last call in November and then our current outlook on the right. Again, we are reaffirming full year guidance and have updated 2 metrics. As I noted earlier, we now expect our tax rate to come in closer to 34.5% for the full year given the discrete tax benefit I mentioned earlier. Given the strong performance year-to-date in the ICS segment, we have increased the high-end of the ICS revenue growth range by a percentage point to 8%. All else holds.
As a reminder, our outlook includes the very modest impacts from the TwoFour acquisition. We do not include acquisitions that have not yet closed, including the pending acquisition of the trade processing business of M&T Bank Corporation’s Wilmington Trust Retirement and Institutional Services unit.
In closing, we remain committed to the growth and capital stewardship objectives we outlined at our Investor Day. To reiterate, over the next 3 years through fiscal year 2017 on a compounded annual growth rate basis, we are targeting recurring revenue growth of 7% to 10%, total revenue growth of 5% to 7% and earnings growth of 9% to 11% before taking into account additional interest expense associated with our targeted increase and our leverage ratio.
With respect to capital stewardship, we remain committed to targeting a 45% dividend payout ratio on the prior year’s adjusted net earnings. Further, we are targeting the increase of our debt levels to about 2:1 debt-to-EBITDAR ratio over the next couple of years. In doing this, we anticipate being able to fully fund our tuck-in acquisition plan and increase our level of share repurchases. As always, we will tell you about share repurchases after the fact. The dividend and share repurchases should yield about 3 to 4 points of total shareholder return through fiscal year 2017.
One last note before I hand the call back to Rich. We repurchased approximately 220,000 shares for about $10 million in Q2 using proceeds from the exercise of stock options. Rich?
Richard J. Daly
Thanks, Jim. Please turn to Slide 11 for my summary wrap-up. The year-to-date financial results, including the solid second quarter results and strong sales performance, is reflective of continued momentum in the business and our ability to execute on our long-term strategy. In addition to the solid financial and strong sales performance, we announced 2 tuck-in acquisitions, which clearly illustrate 2 key features of our successful tuck-in acquisition strategy: with M&T, we're hitting scale through a bolt-on to an already successful Broadridge business; and two, with TwoFour, we added important capabilities to create a compelling product proposition for existing and prospective clients.

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We believe both of these transactions align very well with our successful tuck-in acquisition strategy and commitment to deliver innovative, technology-driven solutions that help financial institutions grow their business, enhance profitability, minimize risk and improve resiliency.
We are now in seasonally stronger second half of our fiscal year. Our sales pipeline remains robust, and client revenue retention is expected to remain at exceptional levels, giving us a very high level of confidence in the business. Given our first half results and the continued momentum in our business, we are reaffirming our fiscal year 2015 guidance.
The expected full year results are aligned with the 3-year objectives we communicated at our recent Investor Day, which we held this past December. We will continue to focus on driving recurring revenue closed sales performance to deliver strong recurring revenue growth. We will also continue to look for tuck-in acquisitions that meet our strict criteria, and we will continue to invest in developing products internally.
Broadridge has very disciplined tuck-in acquisition standards. We target a 20% IRR threshold, EPS accretion in about 1 year, accelerated organic growth and a healthy margin contribution. You can continue to view our tuck-in acquisition strategy as targeting both relatively low-risk acquisition candidates and businesses that are complementary to existing Broadridge businesses. As we look at the range of potential tuck-ins, we see an opportunity to deploy about $400 million to $600 million on tuck-in acquisitions over the next 3 years. We believe our sales performance, tuck-in acquisition strategy and capital stewardship commitment, including paying a meaningful dividend and increasing share repurchases, will enable us to continue to achieve our 3-year objectives conveyed at Investor Day and continue to generate sustainable top quartile stockholder returns over any multiyear period.
Finally, I'd like to take this opportunity to personally acknowledge our highly engaged and committed associates. Our associate dedication to client satisfaction, which is fueled by their genuine interest in the Broadridge business and overall brand strength, has enabled Broadridge to transform into what it is today, a resilient business that is poised to take advantage of the large market opportunities in front of us. I continue to be extremely grateful for their day-to-day drive and long-term commitment.
I will now turn the call over to Junisha, the operator, and we look forward to your questions. Junisha?
Question-and-Answer Session
Operator
[Operator Instructions] Your first question comes from the line of David Togut.

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Michael Hart - Evercore ISI, Research Division
This is Michael Hart on the line for David. First question is on your incremental investment spending in addition to the M&A you discussed for 2015. Do you expect it to be more first half or second half weighted? And what are the major areas you're targeting?
Richard J. Daly
Well, before I let Jim go more specifically around that in cash and everything related to it, just like large transactions, M&A activity is not something that we have the ability to say at the beginning of the year, "Here is the way it's going to flow quarter-by-quarter." Generally, transactions almost always take longer than I want them to take to get the closing, and candidly, we look at a number of transactions. And given our strict criteria, there are transactions that at a point in time I have a very good feeling about, but as we go through due diligence or as we look at the synergies or as we look at the fit, it actually becomes less attractive and it falls off. And again, we have a strict criteria, it includes what we're willing to pay. So there are transactions that we would have loved to have done, but for whatever reason, we couldn't justify the price that it ultimately traded for. So I do believe looking at -- on a 3-year basis, where if you saw more happening in a given period of time versus less happening, I think it's more because of the subjective nature of getting deals identified, vetted, due diligence and closed, not that you should be reading an acceleration during the short term or deceleration during the short-term as a deviation from what the commitment we believe will be able to achieve overall over the 3-year period. Jim, you want to add anything to that?
James M. Young
Just on a -- in the fiscal year itself, I think as we said at the outset of the year, very light in the first half was our plan, and we generally follow that despite some investments in various spots like digital and Fluent and some of our emerging products. But largely, as we talked about -- investment will be concentrated in the second half of the year.
Operator
Your next question comes from the line of Ryan Davis.
Ryan Davis - Crédit Suisse AG, Research Division
I have a couple of questions here. My first question is with regards to the timing of the added leverage you mentioned, maybe the next few years with regards to its timing. Can you kind of help us understand the puts and takes that will make this happen in the, let's say, the next 6 to 12 months versus maybe 1.5 years out?

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Richard J. Daly
I'll give you the overall view. There are 2 things that are going to drive that. The tuck-in acquisitions and share repurchases. One of the things that we remain in the same position on is we're not going to be announcing, other than what we intend to achieve over the 3-year period, with a short-term view on share repurchases, so we will remain committed to telling you that we did it in the quarterly call in a quarter in which we did it. So depending on the timing of that activity that is going to be driving -- okay, as well as the timing of acquisition closes, that's going to be driving when that increased leverage will happen and or not.
Ryan Davis - Crédit Suisse AG, Research Division
Okay, okay. And given the strong performance year-to-date, can you help us understand maybe the puts and takes that gets you to the low and high end of the revenue and recurring fee revenue guidance ranges? It's kind of hard to imagine given the recurring nature of business it falling towards the low end.
Richard J. Daly
Sure. And again, why don't I give you a couple of thoughts there and then, I'll have Jim come in as well. So the -- we are pleased with the financial results to date, and I'm very happy with where we are. We need to keep in context of a couple of things, okay? In the prior year, the first half was up 83%, all right? And the current year, it's a very good year. We're actually behind 3% on a year-to-date basis, and -- but if you look at the last 2 years, first half, we're still at a CAGR of 33%, so the business is performing anyway you look at it going back 2 years far better in the first half than we previously were performing. The most important thing to remember that was even with that strong first half performance, the first half is still about 25% of the full year, so very pleased with where we are. By the nature of our business model, there's an awful lot that needs to have happened in the second half. So even within guiding you within the range, given that the bulk of the profit, okay, about 75%, still needs to happen, and you talk about a range that's a range of growth between 8% and 12%, relative to all the variables out there that we control and don't control, okay, the range of 8% to 12% is not a huge spread in terms of the running of the business. So the more important thing -- and this is why we are very pleased with Investor Day and why we're very pleased, and I emphasized that message today, is that, I recognize the world we live in and I recognize the way we get graded in the world we live in. But for a long-term investor, what we laid out over a 3-year period, all right, and that 3-year guidance we provide in Investor Day, we believe is the right way for people to look at the business. So again, whether we came in at the high-end of the range this year or at the midpoint, all right, the fact that we believe we have a solid plan with criteria that will get us to top quartile

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performance, and multiple ways to get there, we believe is the most important message about Broadridge, okay, versus a $0.01 or $0.02 up or down in the final range of the year. Jim, any other thoughts?
James M. Young
Just to add maybe more on a philosophical level, which is we do our best to convey what we're seeing and how we're approaching the balance of the year every time we speak to you. When we obviously go through a rigorous process of looking at risks and opportunities at any given time, and so we're doing our best to convey that. And I think the most important point was the one that Rich highlighted, which is in a business where back-half earnings are so heavily weighted, there's just not enough in a year through 6 months that can give you that tangible evidence to point to, to say, necessarily move one way or the other on guidance.
Ryan Davis - Crédit Suisse AG, Research Division
Okay. And then one quick one. Can you talk a little bit about the TwoFour acquisition, maybe the opportunity and the FX base and how long you guys and Vijay have been looking at it? And finally, would this expand the international presence given the global ubiquity of the FX market?
Richard J. Daly
Okay, so I'll break that into 2 pieces. So we've had a desire to logically expand the portfolio offerings we have for 2 very solid reasons: one, the obvious, more product in a strong brand with a strong sales channel feels very good and right. The next one is though that is no question, given the challenges our industry has, vendor management, particularly with things like the responsibilities around data security and cyber security, are giving our clients, in particularly, our large clients that are managing hundreds if not a 1,000-plus vendor relationships, the need to recognize they'd be far happier managing fewer, larger, more qualified vendors, particularly because of the risk around data security and cyber security and the regulatory scrutiny that they're under on vendor management. Given that, we are rated so high across virtually all clients on our reliability and the commitment we've made to data security and cyber security, including our alignment with the NIST framework and our ISO 27001 capabilities, this became a more compelling need we believe, for a lot of clients right now, this would be a very add -- easy added extension. By using Broadridge, even though they might have an offering that's working fine today, but when you factor in those other risks that I added around vendor management, we believe that will serve us very, very well, so we're excited about that opportunity. Our client mix going to the international view, it's more that we're servicing global clients, and so we hope we can expand their footprint by the relationship we have with global clients, who are doing business with us here and doing business with us in Europe, Asia, et cetera as well. So

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-- but the focus was first on the product expansion and taking advantage of what we believe is going to be a marketplace that's going to be looking more to Broadridge not just for capability but also life is easier for them and with their regulators when they're managing less qualified vendors versus more vendors.
Operator
Your next question comes from the line of Chris Donat.
Christopher R. Donat - Sandler O'Neill + Partners, L.P., Research Division
I have one question about the guidance and the commentary around the foreign currency headwind to growth being about a percentage point. Since you're not really changing it except for the ICS part, are you not changing it because you gave us a wide enough range that the foreign currency headwind is wiggle room? Or is there some offset that you've had either with closed sales or the acquisitions that's now effectively embedded in the revenue growth guidance?
Richard J. Daly
I'm going to give you a business view, and I'm going to let Jim get to the specifics of this. Look, I like you, listen to CNBC and the sound bites on the radio, and so FX has affected businesses, okay? From my point of view, FX has affected our business. The good news is that we've got momentum in the business that has enabled us to not be sidetracked by this. And so the momentum in the business that I commented on multiple times during the call is the message and -- with good momentum, you can take a hit or 2 in places and still stay on course, and that's really what I believe, from a business point of view, from my chair as CEO, is what we've experienced. Jim, why don't you get to the specifics of the question now.
James M. Young
Yes. Chris, I mean, you summarized it well, which is we've got a point of headwind growth. Obviously, there are other puts and takes on the momentum that Rich described, and you highlighted ICS as one of the areas that's got good strong growth year-to-date, which gave us a little bit of confidence. That said, had I thought we would have a point of headwind on that, I would have been concerned. But as Rich said, we've got a balanced business with other parts performing well, and so it's again not changing our outlook.
Christopher R. Donat - Sandler O'Neill + Partners, L.P., Research Division
Okay. And then just away from ICS with GTO. Can you remind us how much sensitivity you have around higher volume -- or higher, say, trading activity and processing on fixed income? It's not as -- I think in the -- before your tenure, Jim, it was more sensitive to swings in activity, but that's been

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dampened over time by, I guess, floors and caps. Can you just remind us if you expect much change in revenue with any higher trading activity?
Richard J. Daly
Yes, so let me start. We continue to evolve the business to being a fee-driven business versus a volume-driven business, all right? And so if you ask me what I'd rather have, higher trading volumes and lower trading volume, the answer is pretty easy for me. And if it happens like it did last year in the first quarter, because it's versus -- in the first quarter, low margins, relatively speaking and low earnings, relatively speaking, it can give us an interesting impact. If it happens in the fourth quarter, it kind of gets lost in the sauce type of thing. So I almost put that in the same category that -- the way we just described FX, all right, in that, there are so many moving pieces to the business, Chris. It's a very balanced portfolio. Even with the strong momentum we have, there's a nit or 2 here or there that's actually operating a little weaker than what we thought. There's more than enough to offset that in other pieces, and without -- I'll give you one last context because you've been following us for a very long time. Without, I'll call it, the headwinds of the past, okay, the worst market correction since the depression. We believe the business has flexibility to manage these activities, all right? And so as we go forward, we are consistently focused on adding product and adding new revenue sources whether it'd be through tuck-ins or building it ourself, all right, so that as these things continue to occur--I don't care if it's fixed income trading volumes or mutual fund interim volume--things will go up and things will go down. But if we keep adding new revenue sources, we think we're going to be able to maintain the path we're on without, I'll call it, serious headwinds from the marketplace.
James M. Young
And Chris, I think specifically to the fixed income trading, if you were provided a metric in the past, I'll try to reconcile that with you offline. But roughly speaking, it's -- last year, fixed income trading proper was about a $57 million revenue stream. So if you think, a point of growth on a full year basis, you're talking certainly well south of $1 million closer to $500, 000. And if you're thinking about first -- a quarter or 2, obviously then the dollars get more material. And as Rich said, that the business is just more balanced and not really a function of the trade growth and especially on the fixed income side.
Richard J. Daly
And 2 additional things related to that because, one, that's related to the trading part then there's all the other fees that we get from our fixed income relationships, which doesn't vary; and two, we've already experienced that even when the fixed income activity from our clients' point of view, because their revenue models are very different than ours. So volatility and trading shows up in volatility in

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their revenue far more directly than it does with us because, I believe, in the past, there was some surprise when our clients were reporting earnings changes because of fixed income activity being down. As Jim just pointed out, it didn't have an effect on us that required any dialogue in explaining on results at that point in time.
Operator
We have a question from the line of Peter Heckmann.
Peter J. Heckmann - Avondale Partners, LLC, Research Division
Just wanted to see if we could get any bracketing for modeling purposes on the M&T/Wilmington pending acquisition? Would it be fair to say, if we looked at kind of more normal acquisition -- or your more normal target acquisitions, that we would consider revenue in maybe the $50 million to $75 million range?
Richard J. Daly
Yes, because that hasn't closed yet, we're going to be reluctant to go beyond the details we provided. I will tell you though that the most important thing is, for me, anything that can feel like a roll up fits into the lowest category of risk, and this has strong roll up-type attributes. It also gives us the ability to expand the client base that we're servicing in this great retirement services market. Retirement services market has been the one steady piece forever because regardless of what's going on, people are still having those deductions made and those assets still needs to be managed. So we also gave you a view of the AUA that we are getting and we gave you a view of where the AUA is going to and we also gave you a view of AUA when we acquired Matrix, so with all of that, you kind of can get a pretty good sense, I'll call it, within bread box sizing, all right? I would put this though into a tuck-in that is close to hitting the bull's eye that we're looking for. This is it. And I will also tell you that Gerry Scavelli, the leader of this business, and I personally have been chasing this transaction for a very long time.
Peter J. Heckmann - Avondale Partners, LLC, Research Division
Okay, okay. Would you expect any regulatory review of the transaction or any other hurdles around trust or custody that may make the transaction take longer to close than expected?
Richard J. Daly
Look, there is a regulatory review process that we have to go through. We understand the process. We have the right management team. We have an extraordinary management team in Matrix, and so I'm viewing this as--it's difficult to say the exact number of days, okay? But right now, I'm not viewing this as a high risk, but with regulatory activity, it's never over until it's over. But we announced late

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third quarter, early first quarter -- I'm sorry, late third quarter year -- early fourth quarter of the year, and probably the late third is a desire. The early fourth is probably more of the likely reality, all right? But when it's closed, we'll tell you, all right? We'll likely issue a press release on that at that point in time.
Operator
Your next question comes from the line of Niamh Alexander.
Kyle Voigt - Keefe, Bruyette, & Woods, Inc., Research Division
This is Kyle Voigt stepping in for Niamh. Just had a couple questions. Just one on acquisitions. So given that you've -- just on the TwoFour deal and announced M&T deal, should we be thinking about you being on the sidelines now for a while and digesting these for next couple of quarters? Or are they small enough that you could still look to be acquisitive in the near term?
Richard J. Daly
Okay. I think you're going to need -- you just broke up a little, Kyle. I apologize. If you could repeat that.
Kyle Voigt - Keefe, Bruyette, & Woods, Inc., Research Division
Yes. Just given that you've done the TwoFour deal and announced the M&T deal, should we kind of think about you being on the sideline and digesting these deals for the next couple of quarters? Or are these small enough that you could still look to be acquisitive?
Richard J. Daly
Thank you. I didn't hear the word digesting, I apologize. The answer is no, but we could be on the sidelines because we're not changing our criteria, all right? And so there could be a transaction that -- because it's happened multiple times, that at a moment in time, I'm feeling very good about and then we either wind up being outbid or we wind up saying, "You know what? We're sticking to our criteria, and it's just not quite there." So -- but we have added resource to this activity. I am pleased with the deal flow we're looking at. I'm pleased with the fit that we're looking at, and we've kind of been identified out there as a high quality buyer of these tuck-in transactions and high quality in that we layout the criteria very clearly for the potential acquisition to see. In some cases, we're so -- we're a desired buyer, in that we've actually gotten initial exclusives in looking at these. And so if we're going to achieve the goal of $400 million to $600 million over the next 3 years, we're going to work harder every day to make this happen.

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Kyle Voigt - Keefe, Bruyette, & Woods, Inc., Research Division
Okay, Rich. And then just had one more, maybe for Jim. So on the SG&A expense, it's up 10% quarter-over-quarter, 18% year-on-year. I know you said the growth rate should be indicative of the growth rates in the second half of the year, but then also that investment spend should be back-half weighted, so I'm just trying to parse out. Could you give any color on how much of that sequential increase in SG&A was related to higher commissions from the strong closed sales? Or -- and then how much was the higher investment spend in the quarter versus the first quarter?
James M. Young
Sure, let me just give you some broad way to think about it -- I just -- I want to make sure you heard what I said, which is the growth rate in the first half won't be indicative of the full year rate. And so commissions, I think, we called out. Commissions -- you may have posed the question -- I'm going to give you actually year-over-year because I don't have sequential handy. But for the first half, commissions were in the neighborhood about $5 million, up year-over-year. So that's one part of it, and obviously, the -- some of the investments we talked about. So that’s sort of what's going to drive some of the growth. Hopefully, we'll get back to you in talking about continued high commission expenses in the second half. But more importantly, as we look out on the year right now, as you recall last year, we put a lot of money to work in the second half. So as we increase any levels of investment in the second half, we're going to have the comp of the prior year. So again, those growth rates will certainly come down on the SG&A line.
Richard J. Daly
Yes, and another comment as well. So first of all, there is nothing that would make me happier than as we reported earnings, and let's assume within the range, but it was down $0.03 from where it would've been because record commissions in the second half as well. There's nothing that could give anyone more confidence, including me, in our 3-year objectives than accelerating the sales activity that we're planning on achieving during the 3-year period, so we are very, very top line-focused. You remember me telling you both on the call as well as in the luncheons that we have made investments in sales performance activities, and we are at a place now where we think we're at the right level of investment. And if anything, we're fine-tuning that investment, and the results, I believe -- early results are very good and -- but it gives me great encouragement, particularly under the leadership of Chris Perry, to take this process that we have, fine-tune it and take it to the next level, so that particular expense feels great. The other thing I'll comment is that fits right in line with the momentum in the business, so whether it'd be offsetting some SG&A, 1 year versus the next year, whether it'd be offsetting commissions, whether it'd be offsetting FX, it's a really nice place to be

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where these things can happen, and we're not explaining it as a but. We're expanding it as okay, yes, it's there, but there was more than enough good business momentum to offset it. So that when I talked about being pleased or very pleased on sales, that really is the key as to where -- rather than just saying nice words, that really is the foundation, and I believe very solid foundation, to the bases of the sentiment we're sharing with you.
Operator
[Operator Instructions] We have a question from the line of Stephanie Davis.
Stephanie J. Davis - JP Morgan Chase & Co, Research Division
A question about investment spend. How do you shake out in Q2 relative to plan? And now that we're approaching the second half of the year, could you give us some color on the areas of focus?
Richard J. Daly
I'm going to make an overall comment, and then move it to Jim. So in the beginning of the year, we told you that -- in particularly on digital, we believe we have really unique opportunity. We really touched base on that in our Investor Day as well, okay. For the year that was the one that was identified at the very beginning of the year. Commitments were made at the very beginning of the year, and we're absolutely in line with those commitments, maybe even slightly ahead because of some opportunities that we have there from a technology point of view. So we're very pleased with Inlet. The progress Inlet is making, and the multichannel build out is progressing, we think, very well, okay? With that, I'll let Jim comment on the balance of it overall.
James M. Young
Sure. Stephanie, so the timing relative to the first half, I think we told you at the outset, it was going to be light in the first half, so it's pretty consistent with light, and obviously, much more planned for the second half as we did last year. So the vast majority is really second half spend.
Stephanie J. Davis - JP Morgan Chase & Co, Research Division
And should we think of it as an even 3Q to 4Q cadence?
James M. Young
That's probably a reasonable way, maybe probably tilting a bit towards Q4, but in that ballpark.
Richard J. Daly
And from a business point of view, we -- just like our tuck-ins, this has the same disciplined process, all right? And so Tim Gokey has been literally, every day, including yesterday, meeting with our line leaders and reviewing the status of where they are on their plans as it relates to this activity. And this

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is part of where I emphasize beyond the tuck-in product expansion, it's the investment in the product opportunity we have as well. And you should think that it's a very disciplined build-versus-buy mindset all tied to that 3-year view of the revenue growth we want to control to control destiny on that 3-year view.
Stephanie J. Davis - JP Morgan Chase & Co, Research Division
Good. Good to hear. One quick follow-up for me. You guys just announced the $0.27 quarterly dividend. It implies the 2% dividend yield. I realize that's no fault of your own due to the run up of the stock, but it is below your 3% to 4% yield commitment. Could you talk to how you got to this dividend? And what do we take to get to the 3% to 4% level?
Richard J. Daly
Okay, so I'm going to turn it over to Jim, but remember the dividend is part of that yield level. You've got the repurchases in there as well. But Jim, go ahead.
James M. Young
That's exactly, right. So one, obviously, Stephanie, as you recall that, that was a number that we looked at over the 3-year time frame. So as we maintain our payout ratio, we think we can obviously maintain yields. And as Rich said, I think we are clear in that share repurchases will be an important part of that policy. And so, even if we're at the 2-point level, we think it's very feasible that share buybacks contribute at least another point in that time period.
Operator
I'm showing that we have no further questions at this time. I will now turn the call back to Mr. Daly.
Richard J. Daly
Junisha, thank you. So first of all, thank you for all participating today. Jim, David, and I look forward to meeting with you, and we're certainly hoping that you'll find the opportunity to participate at our upcoming investor lunch. That's going to be at our One Park Avenue office on Tuesday, February 17. And so as I look out the window, I see some flurries out there, but it's feeling pretty warm and sunny in the beautiful headquarters conference room in Lake Success. Choose to have a great day. Thanks so much.
Operator
This concludes today's Broadridge Financial Solutions, Inc. [First][sic] Quarter 2015 Earnings Conference Call. Thank you for participation. You may now disconnect.